Exhibit 5

Chrysler Center 666 Third Avenue New York, NY 10017 212 935 3000 mintz.com

August 7, 2020

Orgenesis Inc.

20271 Goldenrod Lane

Germantown, MD 20876

Ladies and Gentlemen:

We have acted as legal counsel to Orgenesis Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 4,671,512 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, in accordance with the terms of the Orgenesis Inc. Global Share Incentive Plan (2012) and the Orgenesis, Inc. 2017 Equity Incentive Plan (together, the “Plans”), and includes 723,497 Shares reserved for issuance pursuant to non-qualified stock option agreements of the Company (the “Non-Plan Stock Option Agreements”). This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion, we have examined the Company’s Articles of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such copies, and the truth and correctness of any representations and warranties contained therein. In addition, we have assumed that the Company will receive any required consideration in accordance with the terms of the Plans and the Non-Plan Stock Option Agreements, as applicable.

Our opinion is limited to the applicable provisions of the general corporate laws of the State of Nevada and the reported judicial decisions interpreting those laws, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

MINTZ

August 7, 2020

Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Plans and the Non-Plan Stock Option Agreements, will be validly issued, fully paid and non-assessable.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.